Exhibit 99.1

LKQ Corporation Announces Leadership Transition

Chicago, IL (March 9, 2017) - The Board of Directors of LKQ Corporation (NASDAQ: LKQ) has unanimously selected Dominick P. Zarcone, the current Chief Financial Officer of LKQ, to become the new President and Chief Executive Officer. Robert L. Wagman has announced his intention to step down from the positions of President and Chief Executive Officer due to health considerations. In addition, Joseph M. Holsten, LKQ’s current Chairman of the Board and former Chief Executive Officer, was appointed as Executive Chairman.
Mr. Wagman will remain with the Company on a part-time consulting basis, and LKQ will immediately begin a process to fill the position of Chief Financial Officer as a result of Mr. Zarcone’s promotion. Mr. Zarcone will be included in the slate of nominees for election as a member of the LKQ Board of Directors at the Annual Meeting of Stockholders in May 2017; Mr. Wagman will not be standing for re-election to the Board.
Mr. Zarcone joined LKQ in March 2015 after having advised the Company on numerous financing and acquisition transactions starting with LKQ’s initial public offering in 2003. Prior to joining LKQ, Mr. Zarcone was with the financial services firm of Robert W. Baird serving as its Managing Director and Chief Financial Officer from 2011 to 2015. Prior to being named CFO of Baird, Mr. Zarcone spent 16 years in Baird's Investment Banking Department serving as the Chief Operating Officer from 2006 to 2011. Mr. Wagman joined LKQ in 1998. During his tenure with the Company, he has held several executive management positions, including CEO since 2011. Mr. Holsten served as LKQ’s CEO from 1998 to 2011 and has served as Chairman of the Board since 2012. All three executives have worked closely over many years leading LKQ and will continue to do so to ensure a smooth leadership transition.
"I am extremely pleased with the choice of Nick Zarcone as the new CEO. Nick has been our Chief Financial Officer since March 2015 and has been an integral part of the LKQ story since he led the team at Baird that took us public in 2003,” said Joseph M. Holsten. “We are profoundly grateful to Rob Wagman for his dedication and commitment during more than 18 years with LKQ. We look forward to Rob's counsel as a consultant on a part-time basis while he addresses his health considerations. In addition, I will be taking on an increased role at the Company and we will collectively remain focused on our business in view of the long history of the three of us working together."
Nick Zarcone stated: “It has been a privilege to be associated with the Company for the past 14 years, and I look forward to continuing to work with the nearly 40,000 talented people at LKQ as we pursue our mission to be the leading global value-added wholesale distributor of vehicle parts and accessories.”
“I am extremely proud of my career at LKQ and have been particularly honored to spend the past six years as CEO,” commented Robert L. Wagman. “But I now need to slow down so I can focus on my health. I have never been more excited about the future of LKQ, am delighted the Board has selected Nick to be my successor, and will help ensure a seamless transition.”

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com